Exhibit 99.7

CANNAPHARMARX, INC. ISSUES LETTER TO SHAREHOLDERS

Calgary, AB – May 13, 2020 – CannaPharmaRx, Inc. (OTC Pink: CPMD) today issued a letter from its Chief Executive Officer, Dominic Colvin.

Dear Fellow Shareholders:

Let me start off by saying that I hope this letter finds all of you safe and healthy. In these uncertain times, I wanted to reach out to reassure you that we are continuing to implement and execute our business plan. While there has been a fundamental shift in the way many businesses are forced to operate due to these unprecedented circumstances, the need to produce high quality, pharmaceutical grade medical cannabis in ultramodern, highly efficient facilities remains constant. We are firmly committed to our unique business model. As would be expected, we are experiencing the normal delays and impediments to progress that many other businesses are currently experiencing.

With the current situation in mind, we wanted to provide details on certain aspects of the business:

•	We continue to work tirelessly toward the closing of the acquisition of the Okanagan Falls project, 760,000 square foot glass house located on a 114 acre parcel of land in southern British Columbia, CA. Once fully built out the facility has an annual production capacity of 120,000 kg. As a result of the current pandemic, we, like many other companies, have experienced certain delays with closing the financing for this acquisition. These impediments are completely out of our control. That said, we believe those issues have been resolved and expect to close on this investment during the current quarter;

•	We continue towards our goal of reviewing and researching multiple new acquisition and development opportunities within the area of cultivation and genetics;

•	We are fully expecting to file our annual report within the SEC’s newly allotted time frames.

Now, more than ever, we understand that shareholders both want and deserve transparency. We intend to update our shareholders periodically, and you can be confident and rest assured that we are working diligently for you. We sincerely appreciate your commitment to CannaPharmaRx during this turbulent time.

Best Regards,

Dominic Colvin

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Safe Harbor Statement

This press release may contain forward looking statements vis-à-vis CannaPharmaRx which are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the amount and timing of expected revenues and any payment of dividends on its common and preferred stock, statements related to its financial performance, expected income, distributions, and future growth for upcoming quarterly and annual periods. These risks and uncertainties are further defined in filings and reports by CannaPharmaRx with the U.S. Securities and Exchange Commission (the “SEC”). Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward- looking statements due to several factors detailed from time to time in CannaPharmaRx’s filings with the SEC. Among other matters, CannaPharmaRx may not be able to sustain growth or achieve profitability based upon many factors including, but not limited to, general stock market conditions. Reference is hereby made to cautionary statements set forth in CannaPharmaRx’s most recent SEC filings. CannaPharmaRx has incurred and will continue to incur significant expenses in its expansion of its existing and new service lines, noting there is no assurance that CannaPharmaRx will generate enough revenues to offset those costs in both the near and long term. Additional service offerings may expose CannaPharmaRx to additional legal and regulatory costs and unknown exposure(s) based upon the various geopolitical locations where it will be providing services, the impact of which cannot be predicted at this time.

CannaPharmaRx

Contact Attention: Richard Brown

Ness Capital & Consulting

rbrown@nesscc.com

(978) 767-0048

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